Exhibit 99.1

Horizon Pharma Announces Third Quarter 2012 Financial Results and Provides Business Update

Conference Call and Webcast Today, November 13th, at 8:00 a.m. ET

DEERFIELD, IL. – November 13, 2012 – Horizon Pharma, Inc. (NASDAQ: HZNP) today provided an update on the Company’s business and announced financial results for the third quarter and nine months ended September 30, 2012.

Financial Results and Other Recent Highlights

•	Gross and net sales for the third quarter of 2012 were $7.3 million and $6.5 million, respectively.

•	In September 2012, the Company completed a public equity offering which resulted in net proceeds of approximately $81.0 million.

•	Cash balance at the end of the third quarter was $121.3 million.

•	In early October 2012, the Company announced it had completed its internal sales force expansion from approximately 80 field sales representatives to 150 representatives.

•	In late September and mid-October, the Company announced additional patents covering DUEXIS and RAYOS in the United States.

DUEXIS® Highlights

•	Gross and net sales of DUEXIS in the third quarter of 2012 were $3.0 and $2.6 million, respectively, a 63% increase in net sales versus the second quarter of 2012.

•

According to monthly data from Source Healthcare Analytics (SHA), formerly Wolters Kluwer, total prescriptions for the third quarter of 2012 were 25,054 compared to 18,805 total prescriptions for the second quarter of 2012, an increase of 33%.

•

According to monthly data from SHA, total prescriptions for September 2012 were 9,282, an increase of 10% versus August 2012 and an increase of 33% versus August 2012 after normalizing for selling days per month.

•

As of October 1, 2012, as a result of the Company’s sales force expansion and the Mallinckrodt co-promotion agreement, the called-on physician targets for DUEXIS increased five-fold, to fifty thousand, compared to the ten thousand physician targets the Company’s original 80 sales representatives were able to cover.

RAYOS® Highlights

•	RAYOS (prednisone) delayed-release tablets were approved by the FDA on July 26, 2012 to treat a broad range of diseases including rheumatoid arthritis (RA) and polymyalgia rheumatica (PMR).

•	The Company’s initial launch focus will be on rheumatology indications, including RA and PMR.

•

Based on the extent of the approved indications, the Company will be developing a broader commercial strategy to expand the opportunity for RAYOS in key IL-6 mediated diseases, including asthma and COPD.

•

Initial launch focus of RAYOS in the U.S. will be to a high-value subset of rheumatologists in the fourth quarter of 2012 to be followed by the full launch to the majority of U.S. rheumatologists and primary care physicians in late January of 2013.

“With our sales force expansion complete and recent DUEXIS U.S. co-promotion agreement with Mallinckrodt, which together increase the number of called upon physicians for DUEXIS five-fold, our U.S. approval of RAYOS, and the capital to operate from our recent financing, we are well positioned to drive top line revenue moving forward,” said Timothy P. Walbert, chairman, president and chief executive officer, Horizon Pharma. “We have already begun to see accelerated growth in recent DUEXIS weekly prescriptions and we look forward to the RAYOS launch contributing to top line growth as we head into 2013.”

Third Quarter Financial Results

For the third quarter ended September 30, 2012, gross and net sales were $7.3 million and $6.5 million, respectively, compared to $0.3 million in gross and net sales for the third quarter of 2011. DUEXIS gross sales were $3.0 million and net sales were $2.6 million after deducting trade discounts and allowances of $0.1 million and co-pay assistance costs of $0.3 million, and represented 41% of gross sales and 40% of net sales during the quarter ended September 30, 2012. LODOTRA gross sales were $4.3 million and net sales were $3.9 million after deducting trade discounts and allowances of $0.4 million during the quarter ended September 30, 2012. The $4.1 million increase in LODOTRA sales during the third quarter of 2012 compared to the same period in the prior year was the result of higher product shipments and recognition of deferred revenues to the Company’s distribution partner, Mundipharma. The Company has determined that the shipment of DUEXIS to wholesale distributors and retail chains does not currently meet the criteria for revenue recognition at the time of shipment which requires a reliable estimate of returns based on history and therefore continues to defer DUEXIS revenue recognition until the right of return no longer exists, which currently is the earlier of DUEXIS being dispensed through patient prescriptions or the expiration of the right of return. As of September 30, 2012, the Company had $1.4 million in deferred revenue on its balance sheet related to DUEXIS shipments.

Net loss for the quarter ended September 30, 2012, was $17.0 million, or $0.47 per share based on 35,972,657 weighted average shares outstanding, compared to a net loss of $17.2 million, or $1.30 per share based on 13,256,189 weighted average shares outstanding, in the quarter ended September 30, 2011. The results for the third quarter ended September 30, 2012, include a one-time tax benefit of $4.3 million related to approval of RAYOS in July 2012. The approval resulted in a reclassification and amortization of certain intangible assets and an assessment of the Company’s deferred tax positions resulting in a reduction of current valuation allowances and recognition of a one-time net income tax benefit.

Non-GAAP net loss for the quarter ended September 30, 2012, was $13.9 million, or $0.39 per share, compared to a non-GAAP net loss of $15.6 million, or $1.18 per share, in the third quarter of 2011. Horizon provides non-GAAP financial measures, which it believes can enhance an overall understanding of Horizon’s financial performance when considered together with GAAP figures. Refer to the section of this press release below entitled “Note Regarding Use of Non-GAAP Financial Measures” for a full discussion on this subject. The Company had cash and cash equivalents of $121.3 million at September 30, 2012.

Research and development expenses decreased $1.5 million, from $5.3 million during the three months ended September 30, 2011, to $3.8 million during the three months ended September 30, 2012. The decrease in research and development expenses during the current period was primarily associated with a $1.9 million reduction in regulatory submission fees and clinical trial expenses and a $0.3 million reduction in consulting fees, which was partially offset by a $0.7 million increase in salaries and benefits expense as a result of additional staffing and personnel expenses, primarily related to staffing the Company’s medical affairs group which supports scientific publications, health outcomes medical education and information and medical communications.

Sales and marketing expenses during the current quarter increased $7.9 million, from $5.1 million during the three months ended September 30, 2011, to $13.0 million during the three months ended September 30, 2012. The increase in expense was primarily attributable to ongoing sales and promotional efforts related to the Company’s DUEXIS product launch and pre-launch activities of RAYOS, which included a $4.8 million increase in salaries and benefits expense associated with additional staffing of the Company’s sales and marketing functions, including the Company’s sales force expansion, a $2.1 million increase in market research and marketing programs and a $1.0 million increase in consulting and outside service costs.

General and administrative expenses during the 2012 period increased $0.5 million, from $4.2 million during the three months ended September 30, 2011, to $4.7 million during the three months ended September 30, 2012. The increase in general and administrative expenses was primarily due to a $0.4 million increase in salaries, benefits and stock compensation expense associated with additional finance and administrative personnel as the Company built out its corporate infrastructure, a $0.3 million increase in legal costs associated with intellectual property related matters and a $0.2 million increase in facility costs associated with higher rent and insurance costs, partially offset by a $0.4 million reduction in consulting expenses during the third quarter of 2012.

Interest expense, net increased $2.3 million during the 2012 period, from $1.0 million during the three months ended September 30, 2011, to $3.3 million during the three months ended September 30, 2012, primarily as a result of incremental interest expense associated with higher borrowing balances under the Company’s $60.0 million senior secured loan, compared to an outstanding notes payable balance of $19.9 million in the prior year period.

During the three months ended September 30, 2012, the Company reported a foreign exchange gain of $0.6 million, compared to a foreign exchange loss of $0.8 million during the three months ended September 30, 2011. The foreign exchange gain during the third quarter of 2012 was associated with an increase in the value of the Euro against the U.S. dollar during the three months ended September 30, 2012, which resulted in a favorable currency impact for the Company’s Horizon Pharma AG subsidiary.

Income tax benefit increased $4.3 million, from $0.2 million during the three months ended September 30, 2011, to $4.5 million during the three months ended September 30, 2012. The increase in income tax benefit was due to a one-time income tax benefit of $4.3 million recorded during the third quarter of 2012. In connection with the FDA approval of RAYOS on July 26, 2012, the Company reclassified its indefinite-lived in-process research & development, or IPR&D, intangible asset to a finite-lived developed technology intangible asset and began amortizing the asset to cost of goods sold during the third quarter of 2012. The reclassification to developed technology required the Company to reassess its deferred tax positions, which indicated that it was more likely than not that a greater portion of its deferred tax assets would be realized as a result of the reclassification of the Company’s intangible asset from indefinite-lived to finite-lived. As a result of this assessment, the Company reduced its deferred tax asset valuation allowances, which resulted in a corresponding reduction to its net deferred tax liabilities and the recognition of a one-time net income tax benefit of $4.3 million that was recorded as an additional benefit for income taxes during the three months ended September 30, 2012.

Year-to-Date Financial Results

For the nine months ended September 30, 2012, gross and net sales were $14.8 million and $12.9 million, respectively, compared to $3.4 million in gross and net sales for the nine months ended September 30, 2011. DUEXIS gross sales were $6.2 million and net sales were $5.1 million after deducting trade discounts and allowances of $0.4 million and co-pay assistance costs of $0.7 million, and represented 42% of gross sales and 39% of net sales during the nine months ended September 30, 2012. LODOTRA gross sales were $8.6 million and net sales were $7.8 million after deducting trade discounts and allowances of $0.9 million during the nine months ended September 30, 2012. The $5.2 million increase in LODOTRA sales during the nine months ended September 30, 2012 compared to the same period in the prior year was the result of higher product shipments and the recognition of deferred revenues to the Company’s distribution partner, Mundipharma.

Net loss for the nine months ended September 30, 2012, was $63.5 million, or $2.03 per share based on 31,227,336 weighted average shares outstanding, compared to a net loss of $36.5 million, or $6.69 per share based on 5,458,561 weighted average shares outstanding, during the nine months ended September 30, 2011. The results for the nine months ended September 30, 2012, include a one-time tax benefit of $4.3 million related to the approval of RAYOS in July 2012. The approval resulted in a reclassification and amortization of certain intangible assets and an assessment of the Company’s deferred tax positions resulting in a reduction of current valuation allowances and recognition of a one-time net income tax benefit.

Non-GAAP net loss for the nine months ended September 30, 2012 was $55.1 million, or $1.76 per share, compared to non-GAAP net loss of $29.6 million, or $5.41 per share, during the nine months of 2011. Refer to the section of this press release below entitled “Note Regarding Use of Non-GAAP Financial Measures”.

Research and development expenses increased $0.6 million, from $11.5 million during the nine months ended September 30, 2011, to $12.1 million during the nine months ended September 30, 2012. The increase in research and development expenses was primarily associated with a $2.3 million increase in salaries and benefits expense and $0.8 million in medical education and related grants, which was offset by a $2.1 million reduction in regulatory submission fees and clinical studies expenses and $0.4 million in lower consulting fees.

Sales and marketing expenses increased $27.1 million, from $7.4 million during the nine months ended September 30, 2011, to $34.5 million during the nine months ended September 30, 2012. The increase was primarily attributable to the staffing of the Company’s field sales organization and marketing functions, which resulted in $15.3 million in higher salaries and benefits expenses. In addition, sales and promotional expenses in support of the Company’s DUEXIS product launch and pre-launch activities related to RAYOS during the nine months ended September 30, 2012 were higher compared to the prior year period as a result of increases of $6.6 million in advertising and promotional expenses, $2.6 million in samples and marketing expenses, $1.6 million in consulting fees and market research expenses of $1.0 million.

General and administrative expenses increased $3.8 million, from $10.6 million during the nine months ended September 30, 2011, to $14.4 million during the nine months ended September 30, 2012. The increase in general and administrative expenses were due to a $1.9 million increase in salaries and benefits expense as a result of additional finance and administrative personnel as the Company built out its corporate infrastructure, $1.1 million in higher legal and consulting costs associated with intellectual property related matters and a $0.8 million increase in facility costs associated with higher rent and insurance expense.

Interest expense, net increased $5.6 million, from $5.5 million during the nine months ended September 30, 2011, to $11.1 million during the nine months ended September 30, 2012. The increase in interest expense was primarily attributable to higher borrowing balances under the Company’s $60.0 million senior secured loan compared to the prior year and higher debt extinguishment costs. During the nine months ended September 30, 2011, there was a $1.9 million charge related to the loss on extinguishment of the Company’s prior debt facility with Kreos Capital III (UK) Limited and Silicon Valley Bank, compared to a $2.5 million charge related to extinguishment of the Company’s debt facility with Oxford Finance LLC and Silicon Valley Bank and the Company’s debt facility with Kreos Capital III (UK) Limited during the nine months ended September 30, 2012.

Note Regarding Use of Non-GAAP Financial Measures

Horizon provides non-GAAP net income (loss) and net income (loss) per share financial measures that include adjustments to GAAP figures. These adjustments to GAAP exclude non-cash items such as stock compensation and depreciation and amortization, non-cash interest expense, and other non-cash charges. Horizon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon’s financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. In addition, these non-GAAP financial measures are among the indicators Horizon’s management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Please refer to the financial statements portion of this press release for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

Conference Call

At 8:00am Eastern Time today, Horizon’s management will host a live conference call and webcast to review the Company’s financial and operating results and provide a general business update.

The live webcast and a replay may be accessed by visiting Horizon’s website at http://ir.horizon-pharma.com. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-338-8373 (U.S.) or 973-872-3000 (international) to listen to the conference call. The conference ID number for the live call is 36414974. Telephone replay will be available approximately two hours after the call. To access the replay, please call 1-855-859-2056 (U.S.) or 404-537-3406 (international). The conference ID number for the replay is 36414974.

About Horizon Pharma

Horizon Pharma, Inc. is a biopharmaceutical company that is developing and commercializing innovative medicines to target unmet therapeutic needs in arthritis, pain and inflammatory diseases. For more information, please visit www.horizonpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the on-going commercial launch of DUEXIS, development of commercial strategies to expand the opportunity for RAYOS in key IL-6 mediated diseases, the expected timeline for commercial launch of RAYOS in the United States, the initial focus of the RAYOS launch in the United States, and potential increases in top-line revenues. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to, risks regarding Horizon’s ability to commercialize products successfully, whether commercial data regarding DUEXIS in the United States for any historic periods are indicative of future results, Horizon’s ability to successfully manage contract sales and marketing personnel, potential delays or changes in strategy for the commercial launch of RAYOS, Horizon’s ability to comply with any post-approval regulatory requirements, and the need to potentially obtain additional financing to successfully commercialize or further develop DUEXIS and RAYOS/LODOTRA. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of
	September 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$121,326	$17,966
Restricted cash	800	750
Accounts receivable, net	5,979	2,372
Inventories, net	3,666	1,195
Prepaid expenses and other current assets	4,334	2,763

Total current assets	136,105	25,046
Property and equipment, net	3,620	3,245
Developed technology, net	68,647	35,602
In-process research and development	—	36,638
Other assets	3,971	547

Total assets	$212,343	$101,078

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,854	$8,170
Accrued expenses	12,613	8,926
Deferred revenues—current portion	3,584	3,281
Notes payable—current portion	7,957	3,604

Total current liabilities	31,008	23,981
Long-term liabilities
Notes payable, net of debt discount	39,366	15,834
Deferred revenues, net of current	8,814	5,666
Deferred tax liabilities, net	4,615	9,561
Other long term liabilities	123	124

Total liabilities	83,926	55,166

Commitments and Contingencies

Stockholders’ equity
Common stock, $0.0001 par value per share; 200,000,000 shares authorized; 61,038,167 and 19,627,744 shares issued and outstanding at September 30, 2012 and December 31, respectively.	6	2
Additional paid-in capital	416,325	270,015
Accumulated other comprehensive loss	(4,136)	(3,788)
Accumulated deficit	(283,778)	(220,317)

Total stockholders’ equity	128,417	45,912

Total liabilities and stockholders’ equity	$212,343	$101,078

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenues
Sales of goods	$7,260	$233	$14,671	$3,290
Contract revenue	51	40	156	111

Gross sales	7,311	273	14,827	3,401
Sales discounts and allowances	(790)	—	(1,942)	—

Net sales	6,521	273	12,885	3,401

Cost of goods sold	3,810	1,249	8,732	5,191

Gross profit (loss)	2,711	(976)	4,153	(1,790)
Operating Expenses
Research and development	3,796	5,346	12,098	11,536
Sales and marketing	12,951	5,141	34,466	7,426
General and administrative	4,678	4,192	14,436	10,640

Total operating expenses	21,425	14,679	61,000	29,602

Operating loss	(18,714)	(15,655)	(56,847)	(31,392)
Interest expense, net	(3,339)	(995)	(11,081)	(5,465)
Other expense	—	—	(56)	—
Foreign exchange gain (loss)	588	(758)	(312)	(226)

Loss before benefit for income taxes	(21,465)	(17,408)	(68,296)	(37,083)
Income tax benefit	(4,512)	(177)	(4,835)	(545)

Net loss	$(16,953)	$(17,231)	$(63,461)	$(36,538)

Net loss per share- basic and diluted	$(0.47)	$(1.30)	$(2.03)	$(6.69)

Weighted average shares outstanding used in calculating net loss per share—basic and diluted	35,972,657	13,256,189	31,227,336	5,458,561

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
GAAP Net Loss	$(16,953)	$(17,231)	$(63,461)	$(36,538)
Non-GAAP Adjustments (net of tax effect):
Amortization of developed technology	1,072	766	2,469	2,282
Stock-based compensation	1,172	601	3,662	1,827
Non-cash interest expense	658	210	1,827	2,683
Depreciation expense	167	104	559	305
Amortization of deferred revenue	(51)	(40)	(156)	(111)

Total of non-GAAP adjustments	3,018	1,641	8,361	6,986

Non-GAAP Net Loss	$(13,935)	$(15,590)	$(55,100)	$(29,552)

Weighted average shares - basic and diluted	35,972,657	13,256,189	31,227,336	5,458,561

GAAP net loss per common share-basic and diluted	$(0.47)	$(1.30)	$(2.03)	$(6.69)
Non-GAAP adjustments detailed above	0.08	0.12	0.27	1.28

Non-GAAP net loss per common share-basic and diluted	$(0.39)	$(1.18)	$(1.76)	$(5.41)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2012	2011
	(Unaudited)
Cash flows from operating activities
Net loss	$(63,461)	$(36,538)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,648	3,071
Stock-based compensation	3,662	1,827
Non-cash interest expense	1,827	2,499
Paid in kind interest expense	1,860	—
Loss on disposal of assets	76	—
Foreign exchange loss	312	226
Changes in operating assets and liabilities:
Accounts receivable	(3,600)	342
Inventories	(2,475)	(838)
Prepaid expenses and other current assets	(1,577)	(706)
Accounts payable	(1,314)	1,180
Accrued expenses	2,937	656
Deferred revenues	3,498	1,909
Deferred tax liabilities	(4,866)	(567)

Net cash used in operating activities	(59,473)	(26,939)

Cash flows from investing activities
Purchase of property and equipment	(1,012)	(449)
Increase in restricted cash	(50)	(250)

Net cash used in investing activities	(1,062)	(699)

Cash flows from financing activities
Proceeds from issuance of notes payable, net of issuance costs	55,578	16,651
Proceeds from equity finance offerings, net of offering costs	128,092	—
Proceeds from the issuance of common stock in initial public offering, net of underwriting fees and issuance costs	—	46,035
Repayment of notes payable	(19,780)	(12,747)
Proceeds from the issuance of common stock	296	—
Deferred financing expenses	—	(1,637)
Proceeds from issuance of bridge notes payable to related parties	—	6,766
Proceeds from stock option exercises	—	45

Net cash provided by financing activities	164,186	55,113

Effect of exchange rate changes on cash and cash equivalents	(291)	138
Net increase in cash and cash equivalents	103,360	27,613
Cash and cash equivalents
Beginning of period	17,966	5,384

End of period	$121,326	$32,997

Contacts

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com

Investors

Kathy Galante

Burns McClellan, Inc.

212-213-0006

kgalante@burnsmc.com